AGREEMENT AND PLAN OF MERGER

by and among

HOME FEDERAL BANCORP, INC. OF LOUISIANA,

HOME FEDERAL MUTUAL HOLDING COMPANY OF LOUISIANA

and

FIRST LOUISIANA BANCSHARES, INC.

dated as of December 11, 2007

AGREEMENT AND PLAN OF MERGER

4.1	Capital Structure	29
4.2	Organization, Standing and Authority of Home Bancorp, the MHC and the Holding Company	29
4.3	Ownership of the Home Bancorp Subsidiaries	30
4.4	Organization, Standing and Authority of the Home Bancorp Subsidiaries	30
4.5	Authorized and Effective Agreement	30
4.6	Securities and Regulatory Reports	32
4.7	Financial Statements	33
4.8	Material Adverse Change	33
4.9	Environmental Matters	34
4.10	Tax Matters	34
4.11	Legal Proceedings	35
4.12	Compliance with Laws	35
4.13	Certain Information	36
4.14	Employee Benefit Plans	37
4.15	Certain Contracts	38
4.16	Brokers and Finders	39
4.17	Insurance	39
4.18	Properties	39
4.19	Labor	40
4.20	Affiliates	40
4.21	Allowance for Losses on Loans	40
4.22	Disclosures	41
ARTICLE V	COVENANTS	41
5.1	Reasonable Best Efforts	41
5.2	Shareholder and Member Meetings	41
5.3	Regulatory Matters	42
5.4	Investigation and Confidentiality	43
5.5	Press Releases	44
5.6	Business of the Parties	44
5.7	Certain Actions	47
5.8	Current Information	48
5.9	Indemnification; Insurance	49
5.10	Directors and Executive Officers	51
5.11	Employees and Employee Benefit Plans	52
5.12	Bank Merger	54
5.13	Organization of the Holding Company	55
5.14	Shareholder Agreements	55
5.15	Integration of Policies; Certain Modifications	55

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5.16	Disclosure Supplements	56
5.17	Failure to Fulfill Conditions	56
5.18	Statutory Trust	56
ARTICLE VI	CONDITIONS PRECEDENT	56
6.1	Conditions Precedent – Home Bancorp and the Company	56
6.2	Conditions Precedent – The Company	58
6.3	Conditions Precedent – Home Bancorp and the MHC	59
ARTICLE VII	TERMINATION, WAIVER AND AMENDMENT	60
7.1	Termination	60
7.2	Effect of Termination	62
7.3	Survival of Representations, Warranties and Covenants	62
7.4	Waiver	62
7.5	Amendment or Supplement	62
ARTICLE VIII	MISCELLANEOUS	63
8.1	Expenses; Termination Fees	63
8.2	Entire Agreement	64
8.3	No Assignment	64
8.4	Notices	64
8.5	Alternative Structure	65
8.6	Interpretation	66
8.7	Counterparts	66
8.8	Governing Law	66
Appendix A	Form of Company Shareholder Agreement	A-1
Appendix B	Form of Home Bancorp Shareholder Agreement	B-1
Appendix C	Form of Home Federal Mutual Holding Company of Louisiana Shareholder Agreement	C-1
Appendix D	Articles of Incorporation of Home Federal Bancorp, Inc. of Louisiana	D-1
Appendix E	Bylaws of Home Federal Bancorp, Inc. of Louisiana	E-1
Appendix F	Form of Employment Agreement between First Louisiana Bank and Daniel R. Herndon	F-1
Appendix G	Form of Employment Agreement between First Louisiana Bancshares, Inc. and Daniel R. Herndon	G-1
Appendix H	Form of Employment Agreement between First Louisiana Bank and Ron C. Boudreaux	H-1
Appendix I	Form of Employment Agreement between First Louisiana Bancshares, Inc. and Ron C. Boudreaux	I-1
Appendix J	Form of Accession to Agreement	J-1
Appendix K	Form of Affiliate’s Letter	K-1

iii

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (the “Agreement”), dated as of December 11, 2007, by and among Home Federal Bancorp, Inc. of Louisiana (“Home Bancorp”), a federally-chartered subsidiary holding company, Home Federal Mutual Holding Company of Louisiana (the “MHC”), a federally-chartered mutual holding company, and First Louisiana Bancshares, Inc. (the “Company”), a Louisiana corporation.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Home Bancorp, the MHC and the Company have determined to consummate the business combination transactions provided for herein, subject to the terms and conditions set forth herein;

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

WHEREAS, the parties intend that the Merger, as hereinafter defined, contemplated hereby will qualify as a reorganization under Section 368 of the Code, as hereinafter defined, and that this Agreement constitutes a “plan of reorganization” within the meaning of the Code;

WHEREAS, as an inducement to Home Bancorp and the MHC to enter into this Agreement and simultaneously with the execution of this Agreement, each director of the Company and the Bank, as hereinafter defined, is entering into an agreement (the “Company Shareholder Agreement”), in the form of Appendix A hereto pursuant to which they have agreed, among other things, to vote their shares of Company Common Stock in favor of this Agreement;

WHEREAS, as an inducement to the Company to enter into this Agreement and simultaneously with the execution of this Agreement, (i) each director of Home Bancorp and Home Federal, as hereinafter defined, is entering into an agreement (the “Home Bancorp Shareholder Agreement”), in the form of Appendix B hereto, pursuant to which they have agreed (A) to vote, to the extent they are members of the MHC eligible to vote on the Plan of Conversion, in favor of the Plan of Conversion and (B) to vote their shares of Home Bancorp Common Stock in favor of this Agreement, and (ii) the MHC is entering an agreement (the “MHC Shareholder Agreement”) in the form of Appendix C hereto pursuant to which it has agreed to vote in favor of this Agreement as a shareholder of Home Bancorp, all the shares of Home Bancorp Common Stock owned thereby; and

WHEREAS, as an inducement to Home Bancorp and the MHC to enter into this Agreement, the Company, the Bank and Ron C. Boudreaux are simultaneously with the execution of this Agreement entering into a First Amendment to the Amended and Restated Executive Employment Agreement regarding the termination of said Amended and Restated Executive Employment Agreement in connection with the consummation of the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Company’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of the Company’s capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Accession Agreement” shall have the meaning set forth in Section 5.13 hereof.

“Application for Conversion” shall mean the application submitted by the MHC to the OTS pursuant to the HOLA and the regulations of the OTS promulgated thereunder in connection with the Conversion, as amended and supplemented.

“Bank” shall mean First Louisiana Bank, a state bank organized under the banking laws of the State of Louisiana and a wholly owned subsidiary of the Company.

“Banking Law” shall mean the Louisiana Banking Law, as amended.

“Bank Merger” shall have the meaning set forth in Section 5.12 hereof.

“Bank Merger Agreement” shall have the meaning set forth in Section 5.12 hereof.

“BCL” shall mean the Business Corporation Law of Louisiana, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Louisiana are authorized or obligated to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.2 hereof.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company Affiliate” shall mean any person who is deemed, for purposes of Rule 145 under the Securities Act, to be an “affiliate” of the Company.

“Company Common Stock” shall mean the common stock, par value $2.00 per share, of the Company.

“Company Employee Plans” shall have the meaning set forth in Section 3.14(a) hereof.

“Company Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of the Company as of December 31, 2006 and 2005 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of the Company for each of the three years ended December 31, 2006, 2005 and 2004 as examined and reported upon by Heard McElroy & Vestal LLP, an independent registered public accounting firm, and the audited or unaudited, as the case may be, (ii) consolidated balance sheets of the Company (including related notes and schedules, if any) and consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of the Company with respect to each of the quarterly or fiscal year periods ended subsequent to December 31, 2006.

“Company Options” shall mean options to purchase shares of Company Common Stock granted pursuant to the Company Option Plans.

“Company Option Plans” shall mean each of (i) the First Louisiana Bancshares, Inc. 1999 Stock Option Plan and (ii) the non-statutory stock option agreements entered into with each of the organizing directors of the Company (collectively, the “Company Option Plans”).

“Company Preferred Stock” shall mean the shares of preferred stock, par value $2.00 per share, of the Company.

“Conversion” shall mean the series of substantially simultaneous transactions as provided for in the Plan of Conversion including the conversion and the mergers whereby the MHC will convert from the mutual to the stock form of organization and as a result of which (i) the MHC will cease to exist and a liquidation account will be established by Home Federal for the benefit of members of the MHC, (ii) Home Federal will become a wholly owned subsidiary of the Holding Company, (iii) each share of Home Federal Bancorp Common Stock outstanding immediately prior to the effective time thereof other than shares of Home Federal Bancorp Common Stock owned by the MHC, which shares shall be cancelled in connection with the Conversion, will be converted into shares of Holding Company Common Stock based on an exchange ratio, plus cash in lieu of any fractional share interest, and (iv) the Holding Company will offer shares of Conversion Stock to Participants (as such term is defined in the Plan of Conversion) and the general public in the Conversion.

“DIF” shall mean the Deposit Insurance Fund administered by the FDIC or any successor thereto.

“Dissenting Shares” shall have the meaning set forth in Section 2.3(c).

“DOJ” shall mean the United States Department of Justice.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Claim” means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern.  The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning set forth in Section 2.3 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean Federal Home Loan Bank.

“Final Purchase Price” shall mean the price per share at which Holding Company Common Stock is ultimately sold by the Holding Company to Participants (as defined in the Plan of Conversion) and others in connection with the Conversion.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“Form S-1” shall mean the registration statement on Form S-1, as amended and supplemented (or on any successor or other appropriate form) to be filed by the Holding Company in connection with the issuance of shares of Holding Company Common Stock in connection with the Merger and the Conversion.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Holding Company” shall mean Home Federal Bancorp, Inc. of Louisiana, a business corporation which shall be organized by Home Federal under the BCL for the purposes of becoming the stock-form holding company of Home Federal upon consummation of the Conversion and acquiring the Company pursuant to the terms of this Agreement.

“Holding Company Common Stock” shall mean the common stock, par value $.01 per share, of the Holding Company.

“Holding Company Preferred Stock” shall mean the preferred stock, par value $.01 per share, of the Holding Company.

“Home Federal” shall mean Home Federal Savings and Loan Association.

“Home Federal Employee Plans” shall have the meaning set forth in Section 4.14(a) hereof.

“Home Bancorp Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Home Bancorp as of June 30, 2007 and 2006 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Home Bancorp for each of the three years ended June 30, 2007, 2006 and 2005 as filed by Home Bancorp in its Securities Documents, and (ii) the consolidated balance sheets of Home Bancorp (including related notes and schedules, if any) and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Home Bancorp, as filed by Home Bancorp in its Securities Documents, with respect to the periods ended subsequent to June 30, 2007.

“IRS” shall have the meaning set forth in Section 3.10(c) hereof.

“KSOP” shall mean the First Louisiana Bancshares, Inc. KSOP Plan.

“Material Adverse Effect” shall mean, (i) with respect to the Company, any effect that has or would be expected to have a material and adverse effect on the financial condition, results of operations or business of the Company and its Subsidiaries taken as whole, (ii) with respect to Home Bancorp, any effect that has or would be expected to have a material and adverse effect on the financial condition, results of operations, or business of Home Bancorp and its Subsidiaries taken as a whole, or (iii) any effect which materially impairs the ability of either the Company or the Bank, on the one hand, or Home Bancorp, the MHC or Home Federal, on the other hand, to consummate the Merger or any of the other transactions contemplated by this Agreement on a timely basis, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws, rules and regulations or interpretations thereof that are generally applicable to the banking institution or savings institution industries, (b) changes in generally accepted accounting principles or regulatory accounting requirements that are generally applicable to the banking institution or savings institution industries, (c) reasonable expenses incurred in connection with the transactions contemplated hereby, (d) actions or omissions of a party (or any of its Subsidiaries, as hereinafter defined,) taken or omitted to be taken with the prior express written consent of the other party or parties in contemplation of the transactions contemplated hereby, (e) any effect with respect to a Party hereto caused, in whole or substantial part, by another Party hereto, or (f) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in Section 2.1(a) hereof.

“Merger Consideration” shall have the meaning set forth in Section 2.3 (a)(iii) hereof.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“OFI” means the Louisiana Office of Financial Institutions.

“OTS” means the Office of Thrift Supervision.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Party” shall mean Home Bancorp, the MHC or the Company, whichever is applicable.

“Person” shall mean any individual, bank, savings association, corporation, partnership, association, joint stock company, business trust, limited liability company or unincorporated organization.

“Plan of Conversion” shall mean the written plan of conversion and reorganization adopted by the Boards of Directors of the MHC, Home Bancorp, the Holding Company and Home Federal pursuant to which the Conversion will be effected.

“Previously Disclosed” shall mean disclosed (i) in a disclosure schedule dated the date hereof delivered from the disclosing Party to the other Parties specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein, or (ii) a supplement to the disclosure schedule dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered to the other Parties pursuant to Section 5.16 hereof.

“Prospectus” shall mean the prospectus, as amended and supplemented, to be delivered to (i) shareholders of the Company in connection with the offering of Holding Company Common Stock in connection with the Merger pursuant to this Agreement, (ii) shareholders of Home Bancorp in connection with the offering of Holding Company Common Stock in connection with the Conversion and (iii) Participants (as defined in the Plan of Conversion) and others in connection with the offering of Holding Company Common Stock in connection with the Conversion.

“Proxy Statements” shall mean the proxy statements, as amended and supplemented, to be delivered to (i) shareholders of the Company in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, (ii) shareholders of Home Bancorp in connection with the solicitation of their approval of the adoption of (A) this Agreement and the transactions contemplated hereby and (B) the Plan of Conversion and the transactions contemplated thereby and (iii) the Voting Members (as defined in the Plan of Conversion) of the MHC in connection with the solicitation of their approval of the Plan of Conversion and the transactions contemplated thereby.

“Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder with respect to the Securities Laws.

“Subsidiary” and “Significant Subsidiary” shall have the meanings set forth in Rule 1-02 of Regulation S-X of the Commission.

“Surviving Bank” shall have the meaning set forth in Section 5.12 hereof.

Other terms used herein are defined in the preamble or elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1           The Merger

(a)           Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), the Company shall be merged with and into the Holding Company (the “Merger”) in accordance with the provisions of Section 12:111 et. seq. of the BCL.  The Holding Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) of the Merger, and shall continue its corporate existence under the laws of the State of Louisiana.  Upon consummation of the Merger, the separate corporate existence of the Company shall terminate and the Articles of Incorporation of the Holding Company will be amended to provide that the name of the Surviving Corporation shall be “First Louisiana Bancshares, Inc.”

(b)           From and after the Effective Time, the Merger shall have the effects set forth in Section 12:115 of the BCL.

(c)           The Articles of Incorporation and Bylaws of the Holding Company in the forms attached hereto as Appendix D and Appendix E hereto, respectively, as in effect as of the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law and as set forth in Section 2.1(a) hereof.

(d)           The authorized capital stock of the Surviving Corporation shall be as stated in the Articles of Incorporation of the Holding Company immediately prior to the Effective Time.

(e)           The directors and officers of the Holding Company immediately prior to the Effective Time, together with the directors and officers elected pursuant to Section 5.10 hereof, shall be the directors and officers of the Surviving Corporation, each to hold office until their successors shall have been duly elected, appointed or qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation as well as the provisions hereof.

2.2           Effective Time; Closing

The Merger shall become effective upon the occurrence of the filing of the certificate of merger with the Secretary of State of the State of Louisiana (the “Certificate of Merger”), unless a later date and time is specified as the effective time in such Certificate of Merger (the “Effective Time”).  The Effective Time will occur immediately after the consummation of the Conversion.  A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Central Time, following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) (the “Closing Date”), at such place and at such time as the parties may mutually agree upon.  At the Closing, there shall be delivered to the MHC, Home Bancorp and the Holding Company, on the one hand, and the Company, on the other hand, the opinions, certificates and other documents required to be delivered under Article VI hereof.

2.3           Treatment of Capital Stock

(a)           Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any shareholder:

(i)           each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time (consisting of shares issued or to be issued by the Holding Company in connection with the Conversion) shall be unchanged and shall remain issued and outstanding;

(ii)          each share of Company Common Stock owned by the Company (including treasury shares) or the Holding Company or any of their respective Subsidiaries (other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted) shall be cancelled and retired and shall not represent capital stock of the Holding Company and shall not be exchanged for shares of Holding Company Common Stock, or other consideration; and

(iii)          (A)          Subject to Sections 2.5 and 2.6, each share of Company Common Stock issued and outstanding at the Effective Time (other than shares to be cancelled in accordance with Section 2.3(a)(ii) and any Dissenting Shares, as hereinafter defined, subject to Section 2.3(d)) shall be converted into, and shall be cancelled in exchange for, the right to receive, at the election of the holder thereof:

(1)           the number of shares of Holding Company Common Stock which is equal to the quotient (the “Exchange Ratio”) determined by dividing (x) $28.00 by (y) the Final Purchase Price of Holding Company Common Stock (or 2.8 shares assuming a Final Purchase Price of $10.00 per share) (the “Per Share Stock Consideration”), or

(2)           a cash amount equal to $28.00 (the “Per Share Cash Consideration”).

The Per Share Stock Consideration and Per Share Cash Consideration are collectively referred to herein as the “Merger Consideration.”

(b)           For purposes of this Agreement, the “Aggregate Cash Consideration” shall be equal to the product of the number of shares of Company Common Stock (including any Dissenting Shares but excluding shares of Company Common Stock being cancelled pursuant to Section 2.3(a)(ii) or which are owned by the Holding Company other than in a fiduciary capacity) outstanding at the Effective Time multiplied by .40 multiplied by the Per Share Cash Consideration.

(c)           Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under Section 12:131 of the BCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  The Company shall give Home Bancorp prompt notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”) and Home Bancorp and the Holding Company shall have the right to participate in all negotiations and proceedings with respect to any such demands.  The Company shall not, except with the prior written consent of Home Bancorp and/or the Holding Company, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(d)           If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Company Common Stock of such holder shall be converted on a share by share basis into either the right to receive the Per Share Cash Consideration or the Per Share Stock Consideration as the Surviving Corporation shall determine pursuant to the terms hereof in its sole determination.

2.4           Shareholder Rights; Stock Transfers

At the Effective Time, holders of Company Common Stock shall cease to be and shall have no rights as shareholders of the Company, other than to receive the consideration provided under Sections 2.3 and 2.6 hereof.  After the Effective Time, there shall be no transfers on the stock transfers books of the Company or the Surviving Corporation of shares of Company Common Stock and if certificates evidencing such shares are presented for transfer after the Effective Time, they shall be cancelled against delivery of (i) certificates for whole shares of Holding Company Common Stock (plus cash in lieu of any fractional share interest) equal to the Per Share Stock Consideration multiplied by the number of shares of Company Common Stock presented for transfer or (ii) the Per Share Cash Consideration multiplied by the number of shares of Company Common Stock presented for transfer or (iii) a combination of (i) and (ii), in each case as determined in accordance with this Agreement as herein provided.

2.5           Election and Exchange Procedures

(a)           Home Bancorp shall designate an exchange agent reasonably satisfactory to the Company to act as agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange procedure as described in this Section 2.5 and Section 2.6.  No later than 15 days prior to the anticipated Effective Time or on such earlier date as Home Bancorp and the Company may mutually agree (the “Mailing Date”), Home Bancorp shall cause the Exchange Agent to mail or make available to each holder of record as of five (5) Business Days prior to the Mailing Date of a certificate or certificates representing issued and outstanding shares of Company Common Stock (each a “Certificate”) (i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the Merger Consideration set forth in Section 2.3(a)(iii) hereof deliverable in respect thereof pursuant to this Agreement and (ii) an election form in such form as Home Bancorp and Company shall mutually agree (“Election Form”).  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Holding Company Common Stock with respect to the designated number of such holder’s Company Common Stock (the “Stock Election Shares”), (ii) to elect to receive cash with respect to the designated number of such holder’s Company Common Stock (the “Cash Election Shares”), or (iii) to indicate that such holder makes no such election with respect to such holder’s shares of Company Common Stock (the “No-Election Shares”).  A holder of Company Common Stock may elect to receive a combination of Holding Company Common Stock and cash with respect to his shares of Company Common Stock.  Nominee record holders who hold Company Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares.  Any shares of Company Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares.  For purposes of the allocation procedures set forth in this Section 2.5, any Dissenting Shares shall be deemed Cash Election Shares and with respect to such shares the holders thereof shall in no event receive consideration comprised of Holding Company Common Stock.

(b)           The term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the 15th Business Day following but not including the Mailing Date or such other date as Home Bancorp and the Company shall mutually agree upon.

(c)           Any election to receive Holding Company Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form, together with any duly executed transmittal materials included with the Election Form, by the Election Deadline.  An Election Form will be properly completed only if accompanied by Certificates representing all shares of Company Common Stock covered thereby, subject to the provisions of subsection (i) below of this Section 2.5.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline.  The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent.  The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made and to disregard any immaterial defects in any Election Form and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  Neither Home Bancorp, the Holding Company nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.  In addition, in the event this Agreement is terminated prior to the Effective Date, the Exchange Agent shall promptly return any Certificate or Certificates to any Person who submitted an Election Form.

(d)           As soon as practicable after the Election Deadline, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 2.3 and this Section 2.5.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Holding Company Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Holding Company Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled.

(e)           Within five (5) Business Days after the later to occur of the Election Deadline or the Effective Time, the Exchange Agent shall effect the allocation among holders of Company Common Stock immediately prior to the Effective Time of rights to receive Holding Company Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i)           If the number of Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

(A)           all Cash Election Shares shall be converted into the right to receive cash,

(B)           No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration.  If less than all of the No-Election Shares need to be treated as Cash Election Shares, the Exchange Agent shall convert on a pro rata basis as described below in Section 2.5(f) a sufficient number of No-Election Shares into Cash Election Shares (“Reallocated No-Election Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated No-Election Shares equals the Aggregate Cash Consideration.

(C)           If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 2.5(f) a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

(D)           the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Holding Company Common Stock.

(ii)           If the number of Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

(A)           all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Holding Company Common Stock,

(B)           the Exchange Agent shall convert on a pro rata basis as described below in Section 2.5(f) a sufficient number of Cash Election Shares (other than Dissenting Shares) (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Holding Company Common Stock, and

(C)           the Dissenting Shares and the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive cash.

(iii)           If the number of Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (e)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Holding Company Common Stock and all Cash Election Shares will be converted into the right to receive cash.

(f)            In the event that the Exchange Agent is required pursuant to Section 2.5(e)(i)(C) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.  Such proration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares.  In the event the Exchange Agent is required pursuant to Section 2.5(e)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.  Such proration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares.  In the event the Exchange Agent is required pursuant to Section 2.5(e)(i)(B) to convert some No-Election Shares into Reallocated No-Election Shares, each holder of No-Election Shares shall be allocated a pro rata portion of the total Reallocated No-Election Shares.  Such proration shall reflect the proportion that the number of No-Election Shares of each holder of No-Election Shares bears to the total number of No-Election Shares.

(g)           Immediately prior to the Effective Time, the Holding Company shall (i) reserve for issuance a sufficient number of shares of Holding Company Common Stock and deliver to the Exchange Agent certificates evidencing such number of shares of Holding Company Common Stock issuable and (ii) deliver to the Exchange Agent the amount of cash payable in the Merger (which shall be held by the Exchange Agent in trust for the holders of Company Common Stock).  No later than five (5) Business Days after the later to occur of the Election Deadline or the Effective Time, the Exchange Agent shall distribute Holding Company Common Stock and cash as provided herein.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Holding Company Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(h)           After the completion of the foregoing allocation, each former holder of a Certificate or Certificates, other than with respect to any Dissenting Shares, who has surrendered such Certificate or Certificates to the Exchange Agent in accordance with the terms hereof will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Holding Company Common Stock and/or the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates so surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of Company Common Stock have been converted into Holding Company Common Stock, any other distribution theretofore paid with respect to Holding Company Common Stock issuable in the Merger including cash payable in lieu of a fractional share, in each case without interest.  The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  Each outstanding Certificate which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except for any Dissenting Shares and as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence the right to receive the number of shares of Holding Company Common Stock or the right to receive the amount of cash into which such Company Common Stock shall have been converted.  After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further transfer on the stock transfer books of the Company of Certificates and if such Certificates are presented to the Holding Company for transfer, they shall be cancelled against delivery of certificates for Holding Company Common Stock or cash as hereinabove provided.  No dividends which have been declared will be remitted to any Person entitled to receive shares of Holding Company Common Stock under this Section 2.5 until such Person surrenders the Certificate or Certificates, at which time such dividends shall be remitted to such Person, without interest.

(i)            The Holding Company shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Holding Company Common Stock to which a holder of Certificates would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates for exchange as provided in this Section 2.5, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by the Holding Company.  If any certificates evidencing shares of Holding Company Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Holding Company Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(j)            Any portion of the shares of the Holding Company Common Stock and cash delivered to the Exchange Agent by the Holding Company pursuant to Section 2.5(g) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof), at the request of the Holding Company, shall be delivered by the Exchange Agent to the Holding Company.  After delivery to the Holding Company, any former shareholders of the Company who have not theretofore complied with Section 2.5(h) shall thereafter look only to the Holding Company for the consideration deliverable in respect of each Certificate such Person holds as determined pursuant to this Agreement without any interest thereon.  If Certificates are not surrendered or the payment for them is not claimed prior to the date on which such shares of the Holding Company Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Holding Company (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property.  Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  The Holding Company and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, the Holding Company and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(k)           The Holding Company (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Holding Company is required to deduct and withhold under applicable law.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by the Holding Company.

(l)            Notwithstanding any other provision of this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Holding Company Common Stock to which such Company Affiliate may be entitled pursuant to the terms of this Agreement until the Holding Company has received a written agreement from such person as specified in Section 5.14 in the form of Appendix K hereto.

2.6           Fractional Shares

Notwithstanding any other provision hereof, no fractional shares of Holding Company Common Stock shall be issued to holders of Company Common Stock.  In lieu thereof, each holder of shares of Company Common Stock entitled to a fraction of a share of Holding Company Common Stock shall, at the time of surrender of the certificate or certificates representing such holder’s shares, receive an amount of cash (without interest) equal to the amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Final Purchase Price.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of fractional shares.

2.7           Options

(a)           At the Effective Time, each Company Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a right to purchase shares of Holding Company Common Stock, and the Holding Company shall assume each Company Option, in accordance with the terms of the applicable Company Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) the Holding Company and either its Board of Directors or a committee consisting solely of two or more Non-Employee Directors, as defined in Rule 16b-3(b)(3) under the Exchange Act, shall be substituted for the Company and the committee of the Company’s Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such Company Option Plan, (ii) the number of shares of Holding Company Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Holding Company Common Stock resulting from such multiplication shall be rounded up or down, as the case may be, to the nearest whole share, and (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.  Notwithstanding clauses (ii) and (iii) of the preceding sentence, each Company Option which is an “incentive stock option” shall be adjusted as required by Sections 409A and 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Sections 409A and 424(h) of the Code.  The Holding Company and the Company shall take all necessary steps to effect the foregoing provisions of this Section 2.7(a) including in the case of the Holding Company taking all corporate action necessary to reserve for issuance a sufficient number of shares of Holding Company Common Stock for delivery upon exercise of the options to issue shares of Holding Company Common Stock issued in accordance herewith.

(b)           As soon as practicable after the Effective Time, but in no event later than 10 Business Days, the Holding Company shall deliver to each participant in each Company Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto and the grants subject to such Company Option Plan shall continue in effect on the same terms and conditions, including without limitation the duration thereof, subject to the adjustments required by Section 2.7(a) hereof after giving effect to the Merger.  Within five Business Days after the Effective Time, the Holding Company shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Holding Company Common Stock subject to such Company Options and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

(c)           With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, the Holding Company shall administer the Company Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

2.8           Additional Actions

If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Home Bancorp and the MHC as follows, except as Previously Disclosed:

3.1           Capital Structure

The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock.  As of the date hereof, 788,524 shares of Company Common Stock are issued and outstanding, no shares of Company Common Stock are held in treasury, and no shares of Company Preferred Stock are issued and outstanding.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Company Common Stock has been issued in violation of the preemptive rights of any person, firm or entity.  Except for Company Options to acquire not more than 87,979 shares of Company Common Stock as of the date hereof, a schedule of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company.

3.2           Organization, Standing and Authority of the Company

The Company is a corporation duly organized and, validly existing under the laws of the State of Louisiana with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company.  The Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and the regulations of the FRB thereunder.  The Company has heretofore delivered to Home Bancorp true and complete copies of the Articles of Incorporation and Bylaws of the Company as in effect as of the date hereof.

3.3           Ownership of the Company Subsidiaries

The Company has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Company Subsidiary and identified the Bank as its only Significant Subsidiary.  Except for (x) capital stock of the Company Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (z) securities and other interests which are Previously Disclosed, the Company does not own or have the right to acquire, directly  or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, savings bank, partnership, joint venture or other organization, other than investment securities representing not more than 5% of any entity.  The outstanding shares of capital stock or other ownership interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable (except to the extent such shares may be deemed assessable under 262 of the Banking Law), and are directly or indirectly owned by the Company free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever.  No rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Company Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such capital stock or other ownership interests.

3.4           Organization, Standing and Authority of the Company Subsidiaries

Each of the Company Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Each of the Company Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company.  The deposit accounts of the Bank are insured by the DIF to the maximum extent permitted by the FDIA and the Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder.  The Company has heretofore delivered or made available to Home Bancorp true and complete copies of the Articles of Incorporation and Bylaws of the Bank as in effect as of the date hereof.

3.5           Authorized and Effective Agreement

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of the approval of the Company’s shareholders of this Agreement) to perform all of its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except for the approval by the requisite vote of this Agreement by the Company’s shareholders.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Home Bancorp, constitutes a legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by the Company with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Company or the equivalent documents of any Company Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or a Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or a Company Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or a Company Subsidiary.

(c)           To the best knowledge of the Company, except for (i) the filing of applications with and the approvals, as applicable, of the OTS, the FDIC and the OFI, (ii) the filing and effectiveness of the Form S-1 and the Proxy Statement relating to the meetings of shareholders of Home Bancorp and the Company to be held pursuant to Section 5.2 hereof with the Commission, (iii) compliance, to the extent applicable, with applicable state securities or “blue sky” laws in connection with the issuance of Holding Company Common Stock in connection with the Merger and the Conversion, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company and the shareholders of Home Bancorp, (v) the approval of the Plan of Conversion by the requisite vote of the members of the MHC and the shareholders of Home Bancorp, (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Louisiana pursuant to the BCL in connection with the Merger, (vii) the filing of Articles of Combination with the OTS and, if necessary, a notice with the OFI in connection with the Bank Merger, (viii) review of the Merger by the DOJ under federal antitrust laws and (ix) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Company or the Bank in connection with (x) the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and (y) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

(d)           As of the date hereof, the Company is not aware of any reasons relating to the Company or the Bank (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (ii) the continuation by the Holding Company and Home Federal after the Effective Time of the business of the Company and the Bank, respectively, as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which in the reasonable opinion of the Company could have a Material Adverse Effect on the Company or the Bank or materially impair the value of the Company and the Bank to the Holding Company and Home Federal, respectively.

3.6           Regulatory Reports

Since January 1, 2004, each of the Company and the Bank has duly filed with the FRB, the FDIC and the OFI and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations.  In connection with the most recent examinations of the Company and the Bank by the FRB, the FDIC and the OFI, neither the Company nor the Bank was required to correct or change any action, procedure or proceeding which the Company or the Bank believes has not been corrected or changed as required as of the date hereof and which could have a Material Adverse Effect on the Company.

3.7           Financial Statements

(a)           The Company has previously delivered or made available to Home Bancorp accurate and complete copies of the Company Financial Statements which, in the case of the consolidated balance sheets of the Company as of December 31, 2006 and 2005 and the consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2006, 2005 and 2004, are accompanied by the audit reports of Heard McElroy & Vestal LLP, independent certified public accountants with respect to the Company.  The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the consolidated balance sheets of the Company as of the respective dates set forth therein, and the consolidated income, changes in stockholders’ equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

(b)           Each of the Company Financial Statements referred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein.  The audits of the Company and the Company Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards.  The books and records of the Company and the Company Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

(c)           Except as Previously Disclosed or to the extent (i) reflected, disclosed or provided for in the consolidated balance sheets of the Company as of December 31, 2006 (including related notes), (ii) of liabilities incurred since December 31, 2006 in the ordinary course of business and (iii) of liabilities incurred in connection with consummation of the transactions contemplated by this Agreement, neither the Company nor any Company Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Company on a consolidated basis.

3.8           Material Adverse Change

Since September 30, 2007, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

3.9           Environmental Matters

(a)           To the best of the Company’s knowledge, the Company and its Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on the Company.  Neither the Company nor a Company Subsidiary has received any communication alleging that the Company or a Company Subsidiary is not in such compliance and, to the best knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)           To the best of the Company’s knowledge, none of the properties owned, leased or operated by the Company or a Company Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect on the Company.

(c)           To the best of the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or a Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or a Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on the Company.

(d)           The Company has not conducted any environmental studies during the past five years with respect to any properties owned by it or a Company Subsidiary as of the date hereof.

3.10         Tax Matters

(a)           The Company and its Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time.  Neither the Company nor a Company Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

(b)           All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Company and its Subsidiaries are complete and accurate in all material respects.  Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed.  The federal, state and local income tax returns of the Company and its Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or a Company Subsidiary as a result of such examinations or otherwise which have not been settled and paid.  There are currently no agreements in effect with respect to the Company or a Company Subsidiary to extend the period of limitations for the assessment or collection of any tax.  As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of the Company’s knowledge, threatened.

(c)           Neither the Company nor any Company Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or a Company Subsidiary (nor does the Company have any knowledge that the Internal Revenue Service (the “IRS”) has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11         Legal Proceedings

There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or a Company Subsidiary or against any asset, interest or right of the Company or a Company Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on the Company.

3.12         Compliance with Laws

(a)           Each of the Company and the Company Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no suspension or cancellation of any of the same is threatened.

(b)           Neither the Company nor any Company Subsidiary is in violation of its respective Articles of Incorporation or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on the Company; and neither the Company nor any Company Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Company or any Company Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor a Company Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to state banks or holding companies thereof issued by governmental authorities), and neither of them has received any written communication requesting that it enter into any of the foregoing.

3.13         Certain Information

None of the information relating to the Company and its Subsidiaries supplied or to be supplied by them for inclusion in (i) the Form S-1, including the Prospectus, at the time the Form S-1 and any amendment thereto becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will, at the time filed with the Commission, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) the Application for Conversion, at the time the Application for Conversion and any amendment thereto is conditionally approved by the OTS under the regulations thereof, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iv) the Proxy Statements, as of the date or dates such Proxy Statements are mailed to shareholders of the Company, shareholders of Home Bancorp and members of the MHC and up to and including the date or dates of the meetings of shareholders and members to which such Proxy Statements relate, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.14         Employee Benefit Plans

(a)           The Company has Previously Disclosed all stock option, restricted stock, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of directors, employees or former employees of the Company or any Company Subsidiary (the “Company Employee Plans”), whether written or oral, and the Company has previously furnished or made available to Home Bancorp accurate and complete copies of the same together with, in the case of qualified plans, (i) the most recent actuarial and financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any governmental agency with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

(b)           None of the Company, any Company Subsidiary, any Company Employee Plan constituting an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Company Pension Plan”) or, to the best of the Company’s knowledge, any fiduciary of such Company Pension Plan, has incurred any material liability to the PBGC or the IRS with respect to any such Company Pension Plan.  To the best of the Company’s knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any Company Pension Plan.

(c)           Except as Previously Disclosed, neither the Company nor any Company Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as such term is defined in ERISA).

(d)           Except as Previously Disclosed, A favorable determination letter has been issued by the IRS with respect to each Company Pension Plan which is intended to qualify under Section 401 of the Code to the effect that such Company Pension Plan is qualified under Section 401 of the Code, and the trust associated with such Company Pension Plan is tax exempt under Section 501 of the Code.  No such letter has been revoked or, to the best of the Company’s knowledge, is threatened to be revoked, and the Company does not know of any ground on which such revocation may be based.  Neither the Company nor any Company Subsidiary has any liability under any such Company Pension Plan that is not reflected on the consolidated balance sheets of the Company at December 31, 2006 or the notes thereto included in the Company Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

(e)           To the best of the Company’s knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on the Company.

(f)           Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Company Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Company Pension Plan, and there is no “unfunded current liability” (as defined in Section 412 of the Code) with respect to any Company Pension Plan.

(g)           To the best of the Company’s knowledge, the Company Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

(h)           There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trust related thereto or any fiduciary thereof.

(i)            Except as Previously Disclosed none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Company Employee Plan, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Employee Plans, (C) result in any breach or violation of, or a default under, any Company Employee Plan, (D) limit or restrict the ability to merge, amend or terminate any Company Employee Plan or (E) result in any payment which may be nondeductible for federal income tax purposes pursuant to Section 280G of the Code and the regulations issued thereunder.

3.15         Certain Contracts

(a)           Neither the Company nor a Company Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company or a Company Subsidiary (other than in the case of the Bank deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by the Company or a Company Subsidiary of any obligation, other than by the Bank in the ordinary course of its banking business, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of the Company or a Company Subsidiary, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the Company or a Company Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which the Company or a Company Subsidiary is obligated to indemnify any director, officer, employee or agent of the Company or a Company Subsidiary; (v) any agreement, arrangement or understanding to which the Company or a Company Subsidiary is a party or by which any of the same is bound which limits the freedom of the Company or a Company Subsidiary to compete in any line of business or with any person, (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OFI, the FDIC, the FRB or any other regulatory agency, or (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Annual Report on Form 10-KSB, the Quarterly Reports on Form 10-QSB or a Form 8-K under the Exchange Act (assuming, in each case, the Company was required to file such reports under the Exchange Act).

(b)           Neither the Company nor any Company Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on the Company, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.16         Brokers and Finders

Except for National Capital, L.L.C., neither the Company nor any Company Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17         Insurance

Each of the Company and its Subsidiaries is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

3.18         Properties

All real and personal property owned by the Company or its Subsidiaries or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of the Company and its Subsidiaries in the ordinary course of business consistent with their past practices.  The Company has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of its material properties and assets, real and personal, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated balance sheets of the Company as of December 31, 2006 included in the Company Financial Statements.  All real and personal property which is material to the Company’s business on a consolidated basis and leased or licensed by the Company or a Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

3.19         Labor

No work stoppage involving the Company or a Company Subsidiary is pending or, to the best knowledge of the Company, threatened.  Neither the Company nor a Company Subsidiary is involved in or affected by, or, to the best knowledge of the Company, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Company or a Company Subsidiary which could have a Material Adverse Effect on the Company.  Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Company’s knowledge, there have been no efforts to unionize or organize any employees of the Company or any of the Company Subsidiaries during the past five years.

3.20         Affiliates

The Company has Previously Disclosed to Home Bancorp a schedule of each person that, to the best of its knowledge, is deemed to be a Company Affiliate.

3.21         Allowance for Loan Losses

The allowance for possible loan losses reflected on the Company’s unaudited consolidated balance sheets included in the September 30, 2007 Company Financial Statements is, or will be in the case of subsequently delivered Company Financial Statements, as the case may be, in the opinion of the Company’s management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries.  The other real estate owned reflected on the Company’s unaudited consolidated balance sheets included in the September 30, 2007 Company Financial Statements is, or will be in the case of subsequently delivered Company Financial Statements, as the case may be, carried at the lower of cost or fair value, less estimated costs to sell, as required by generally accepted accounting principles.

3.22         Fairness Opinion

The Company has received the opinion from National Capital, L.L.C. to the effect that, as of the date hereof, the consideration to be received by shareholders of the Company pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.23         Disclosures

None of the representations and warranties of the Company or any of the written information or documents furnished or to be furnished by the Company to Home Bancorp in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

3.24         State Takeover Statutes

No “business combination,” “fair price,” “control transaction,” “control share acquisition,” or other similar anti-takeover statute or regulation under state or federal law or provision contained in the Company’s Articles of Incorporation or Bylaws is applicable to the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOME BANCORP AND THE MHC

Home Bancorp and the MHC represent and warrant to the Company as follows, except as Previously Disclosed:

4.1           Capital Structure

The authorized capital stock of Home Bancorp consists of 8,000,000 shares of Home Bancorp Common Stock and 2,000,000 shares of Home Bancorp Preferred Stock.  As of the date hereof, 3,383,287 shares of Home Bancorp Common Stock are issued and outstanding, 175,671 shares of Home Bancorp Common Stock are held in treasury, and no shares of Home Bancorp Preferred Stock are issued and outstanding.  All outstanding shares of Home Bancorp Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Home Bancorp Common Stock has been issued in violation of the preemptive rights of any person, firm or entity.  Except for Home Bancorp Options to acquire not more than 170,857 shares of Home Bancorp Common Stock as of the date hereof and grants of restricted shares of Home Bancorp Common Stock covering 40,588 shares, a schedule of each of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company.

4.2	Organization, Standing and Authority of Home Bancorp, the MHC and the Holding Company

(a)           Home Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the United States, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Home Bancorp is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Home Bancorp.  Home Bancorp is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS thereunder.  Home Bancorp has heretofore delivered to the Company true and complete copies of the Charter and Bylaws of Home Bancorp as in effect as of the date hereof.

(b)           The MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and the MHC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Home Bancorp.  The MHC is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS thereunder.  The MHC has heretofore delivered to the Company true and complete copies of the Charter and Bylaws of Home Bancorp as in effect as of the date hereof.

(c)           At the Effective Time, the Holding Company will be duly organized and validly existing under the BCL with full corporate power and authority to own or lease all of its properties and assets.

4.3           Ownership of the Home Bancorp Subsidiaries

Home Bancorp has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Home Bancorp Subsidiary and identified Home Federal as its only Significant Subsidiary.  Except for (x) capital stock of the Home Bancorp Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (z) securities and other interests which are Previously Disclosed, Home Bancorp does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, savings bank, partnership, joint venture or other organization, other than investment securities representing not more than 5% of any entity.  The outstanding shares of capital stock or other ownership interests of each Home Bancorp Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by Home Bancorp free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever.  No rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Home Bancorp Subsidiaries and there are no agreements, understandings or commitments relating to the right of Home Bancorp to vote or to dispose of such capital stock or other ownership interests.

4.4           Organization, Standing and Authority of the Home Bancorp Subsidiaries

Each of the Home Bancorp Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Each of the Home Bancorp Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Home Bancorp.  The deposit amounts of Home Federal are insured by the DIF to the maximum extent permitted by the FDIA and Home Federal has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder.  Home Bancorp has heretofore delivered or made available to the Company true and complete copies of the Charter and Bylaws of Home Federal as in effect as of the date hereof.

4.5           Authorized and Effective Agreement

(a)           Home Bancorp and the MHC have, and following its organization the Holding Company will have, all requisite corporate power and authority to enter into this Agreement and (subject to the approval by the requisite vote of Home Bancorp’s shareholders of this Agreement and the Plan of Conversion and the approval of the Plan of Conversion by the members of the MHC) to perform all of its respective obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Home Bancorp and the MHC, except for the approval of this Agreement and the Plan of Conversion by Home Bancorp’s shareholders and the approval of the Plan of Conversion by the members of the MHC, and promptly following organization of the Holding Company and its execution and delivery of an instrument of accession pursuant to Section 5.13 of this Agreement, the execution and delivery of this Agreement by the Holding Company and the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Holding Company.  This Agreement has been duly and validly executed and delivered by Home Bancorp and the MHC and upon its execution and delivery of an instrument of accession pursuant to Section 5.13 of this Agreement, this Agreement will have been duly and validly executed and delivered by the Holding Company and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes or will constitute, as applicable, a legal, valid and binding obligation of Home Bancorp, the MHC and the Holding Company which is enforceable against Home Bancorp, the MHC and the Holding Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) nor compliance by Home Bancorp and the MHC or, upon its organization the Holding Company, with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Charter, Articles of Incorporation, Bylaws or similar organizational documents of Home Bancorp, the MHC, any Home Bancorp Subsidiary or, upon its organization the Holding Company, except that the Holding Company will not be authorized to issue capital stock until consummation of the Conversion, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Home Bancorp, the MHC, any Home Bancorp Subsidiary or, upon its organization the Holding Company, pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Home Bancorp, the MHC, any Home Bancorp Subsidiary or, upon its organization the Holding Company, is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and depositor approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Home Bancorp, the MHC, any Home Bancorp Subsidiary or upon its organization the Holding Company.

(c)           To the best knowledge of Home Bancorp and the MHC, except for (i) the filing of applications and notices with and the approvals, as applicable, of the OTS, the FDIC and the FRB, (ii) the filing and effectiveness of the Form S-1 and the Proxy Statement relating to the meetings of the shareholders of Home Bancorp and the Company, (iii) compliance, to the extent applicable, with applicable state securities or “blue sky” laws in connection with the issuance of Holding Company Common Stock in connection with the Merger and the Conversion, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company and the shareholders of Home Bancorp, (v) the approval of the Plan of Conversion by the requisite vote of the members of the MHC and the shareholders of Home Bancorp, (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Louisiana pursuant to the BCL in connection with the Merger, (vii) review of the Merger by the DOJ under federal antitrust laws, (viii) the filing of Articles of Combination with the OTS and, if necessary, a notice with the OFI in connection with the Bank Merger, and (ix) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Home Bancorp no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Home Bancorp or the Holding Company in connection with the (x) execution and delivery by Home Bancorp and the MHC of this Agreement, the execution and delivery by the Holding Company of an instrument of accession to this Agreement pursuant to Section 5.13 hereof and the consummation by Home Bancorp, the MHC and the Holding Company of the transactions contemplated hereby and (y) the execution and delivery by Home Federal of the Bank Merger Agreement and the consummation by Home Federal of the transactions contemplated thereby.

(d)           As of the date hereof, neither Home Bancorp nor the MHC is aware of any reasons relating to the MHC, Home Bancorp or Home Federal (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (ii) the continuation by the Holding Company and Home Federal after the Effective Time of the business of each of the Company and the Bank as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which in the reasonable opinion of Home Bancorp and the MHC could have a Material Adverse Effect on the Holding Company or Home Federal or materially impair the value of the Company and the Bank to the Holding Company and Home Federal, respectively.

4.6           Securities Documents and Regulatory Reports

(a)           Since January 18, 2005, the date Home Bancorp was organized under the laws of the United States, Home Bancorp has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Home Bancorp since January 18, 2005, MHC since January 18, 2005 and Home Federal since July 1, 2004, have duly filed with the OTS the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations.  In connection with the most recent examinations of Home Bancorp, MHC and Home Federal by the OTS, none of Home Bancorp, MHC or Home Federal was required to correct or change any action, procedure or proceeding which Home Bancorp, MHC or Home Federal believes has not been corrected or changed as required as of the date hereof and which could have a Material Adverse Effect on Home Bancorp.

4.7           Financial Statements

(a)           Home Bancorp has previously delivered or made available to the Company accurate and complete copies of the Home Bancorp Financial Statements, which are accompanied by the audit reports of LaPorte, Sehrt, Romig & Hand, independent certified public accountants with respect to Home Bancorp.  The Home Bancorp Financial Statements, as well as the Home Bancorp Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the consolidated balance sheets of Home Bancorp as of the respective dates set forth therein, and the consolidated income, changes in stockholders’ equity and cash flows of Home Bancorp for the respective periods or as of the respective dates set forth therein.

(b)           Each of the Home Bancorp Financial Statements and the Home Bancorp Financial Statements to be delivered pursuant to Section 5.8 hereof has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein.  The audits of Home Bancorp and the Home Bancorp Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards.  The books and records of Home Bancorp and the Home Bancorp Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Home Bancorp and the Home Bancorp Subsidiaries.

(c)           Except as Previously Disclosed or to the extent (i) reflected, disclosed or provided for in the consolidated balance sheets of Home Bancorp as of June 30, 2007 (including related notes), (ii) of liabilities incurred since June 30, 2007 in the ordinary course of business and (iii) of liabilities in connection with consummation of the transactions contemplated by this Agreement, neither Home Bancorp nor any Home Bancorp Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of Home Bancorp on a consolidated basis.

4.8           Material Adverse Change

Since September 30, 2007, (i) the MHC and Home Bancorp and Home Bancorp’s Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with the Conversion and with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Home Bancorp.

4.9           Environmental Matters

(a)           To the best of Home Bancorp’s and the MHC’s knowledge, Home Bancorp and its Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on Home Bancorp.  Neither Home Bancorp nor any of its Subsidiaries have received any communication alleging that Home Bancorp or any of is Subsidiaries is not in such compliance and, to the best knowledge of Home Bancorp, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)           To the best of Home Bancorp’s and the MHC’s knowledge, none of the properties owned, leased or operated by Home Bancorp or any of its Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect on Home Bancorp.

(c)           To the best of Home Bancorp’s and the MHC’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Home Bancorp or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Home Bancorp and its Home Bancorp Subsidiaries has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on Home Bancorp.

(d)           Home Bancorp has not conducted any environmental studies during the past five years with respect to any properties owned by it or a Home Bancorp Subsidiary as of the date hereof.

4.10         Tax Matters

(a)           Home Bancorp and its Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time.  Neither Home Bancorp nor any of its Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

(b)           All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Home Bancorp and its Subsidiaries are complete and accurate in all material respects.  Neither Home Bancorp nor any of its Subsidiaries is delinquent in the payment of any tax, assessment or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed.  The federal, state and local income tax returns of Home Bancorp  and its Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Home Bancorp or any of its Subsidiaries as a result of such examinations or otherwise which have not been settled and paid.  There are currently no agreements in effect with respect to Home Bancorp or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any tax.  As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of Home Bancorp’s and the MHC’s knowledge, threatened.

(c)           Neither Home Bancorp nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of taxes other than an Inter-Company Tax Allocation Agreement between Home Bancorp and Home Federal dated as of October 12, 2005, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Home Bancorp or any of its Subsidiaries (nor does Home Bancorp have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

4.11         Legal Proceedings

There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or to the best knowledge of Home Bancorp and the MHC threatened against Home Bancorp, MHC or any of the Home Bancorp Subsidiaries or against any asset, interest or right of Home Bancorp, MHC or any of the Home Bancorp Subsidiaries, or against any officer, director or employee of them that in any such case, if decided adversely, would have a Material Adverse Effect on Home Bancorp.  Neither Home Bancorp or the MHC nor any Home Bancorp Subsidiary is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on Home Bancorp.

4.12         Compliance with Laws

(a)           The MHC and Home Bancorp and each of its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on Home Bancorp; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Home Bancorp and the MHC, no suspension or cancellation of any of the same is threatened.

(b)           Neither Home Bancorp or MHC nor any of the Home Bancorp Subsidiaries is in violation of its Charter, Articles of Incorporation or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on Home Bancorp; and none of Home Bancorp, MHC or any of the Home Bancorp Subsidiaries has received any notice or communication from any federal, state or local governmental authority asserting that Home Bancorp, MHC or any of the Home Bancorp Subsidiaries is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on Home Bancorp.  None of Home Bancorp, MHC or any of the Home Bancorp Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks, savings associations or holding companies thereof, as applicable, issued by governmental authorities), and none of Home Bancorp, MHC or any of the Home Bancorp Subsidiaries have received any written communication requesting that it enter into any of the foregoing.

4.13         Certain Information

None of the information relating to Home Federal, the MHC or the Holding Company supplied by them and to be included in (i) the Form S-1, including the Prospectus, will, at the time the Form S-1 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, will, at the time filed with the Commission, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (iii) the Application for Conversion, at the time the Application for Conversion and any amendment thereto is conditionally approved by the OTS under the regulations thereof, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iv) the Proxy Statements, as of the date or dates such Proxy Statements are mailed to shareholders of the Company, shareholders of Home Bancorp and Members of the MHC and up to and including the date or dates of the respective meetings of shareholders and members to which such Proxy Statements relate, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.  The Prospectus and the Proxy Statements (except for such portions thereof as relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.14         Employee Benefit Plans

(a)           Home Bancorp and the MHC have Previously Disclosed all stock option, restricted stock, employee stock purchases and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of directors, employees or former employees of Home Bancorp or any of its Subsidiaries (the “Home Bancorp Employee Plans”), whether written or oral and Home Bancorp has previously furnished or made available to the Company accurate and complete copies of the same together with, in the case of qualified plans, (i) the most recent actuarial and financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any governmental agency with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

(b)           None of the MHC, Home Bancorp, any of Home Bancorp’s Subsidiaries, any Home Bancorp Employee Plan constituting an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Home Bancorp Pension Plan”) or to the best of Home Bancorp’s and the MHC’s knowledge, any fiduciary of a Home Bancorp Pension Plan has incurred any material liability to the PBGC or the IRS with respect to any such Home Bancorp Pension Plan.  To the best of Home Bancorp’s and the MHC’s knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any Home Bancorp Pension Plan.

(c)           Except as Previously Disclosed, neither Home Bancorp nor any of its Subsidiaries participate in and have not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

(d)           A favorable determination letter has been issued by the IRS with respect to each Home Bancorp Pension Plan which is intended to qualify under Section 401 of the Code to the effect that the Home Bancorp Pension Plan is qualified under Section 401 of the Code and the trust associated with such Home Bancorp Pension Plan is tax exempt under Section 501 of the Code.  No such letter has been revoked or, to the best of Home Bancorp’s and the MHC’s knowledge, is threatened to be revoked and Home Bancorp and the MHC do not know of any ground on which such revocation may be based.  Neither Home Bancorp nor any of its Subsidiaries have any liability under any such Home Bancorp Pension Plan that is not reflected on the consolidated balance sheets of Home Bancorp at September 30, 2007 or the notes thereto included in the Home Bancorp Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

(e)           To the best of Home Bancorp’s and the MHC’s knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Home Bancorp.

(f)            Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Home Bancorp Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Home Bancorp Pension Plan, and there is no “unfunded current liability” (as defined in Section 412 of the Code) with respect to any Home Bancorp Pension Plan.  Home Bancorp has not incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle of Title IV of ERISA.

(g)           To the best of Home Bancorp’s and the MHC’s knowledge, the Home Bancorp Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

(h)           There are no pending or, to the best knowledge of Home Bancorp and the MHC, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Home Bancorp Employee Plans or any trust related thereto or any fiduciary thereof.

(i)            None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Home Bancorp or any of its Subsidiaries under any Home Bancorp Employee Plan, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Home Bancorp Employee Plans, (C) result in any breach or violation of, or a default under, any Home Bancorp Employee Plan, (D) limit or restrict the ability to merge, amend or terminate any Home Bancorp Employee Plan or (E) result in any payment which may be nondeductible for federal income tax purposes pursuant to Sections 162(m) or 280G of the Code and the regulations issued thereunder.

4.15         Certain Contracts

(a)           Neither Home Bancorp or the MHC nor a Home Bancorp Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the MHC, Home Bancorp or a Home Bancorp Subsidiary (other than in the case of Home Federal deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by the MHC, Home Bancorp or a Home Bancorp Subsidiary of any obligation, other than by Home Federal in the ordinary course of its banking business, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of the MHC, Home Bancorp or a Home Bancorp Subsidiary, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the MHC, Home Bancorp or a Home Bancorp Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which the MHC, Home Bancorp or a Home Bancorp Subsidiary is obligated to indemnify any director, officer, employee or agent of the MHC, Home Bancorp or a Home Bancorp Subsidiary; (v) any agreement, arrangement or understanding to which the MHC, Home Bancorp or a Home Bancorp Subsidiary is a party or by which any of the same is bound which limits the freedom of the MHC, Home Bancorp or a Home Bancorp Subsidiary to compete in any line of business or with any person, (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS or any other regulatory agency, or (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Annual Report on Form 10-KSB, the Quarterly Reports on Form 10-QSB or a Form 8-K under the Exchange Act and which has not been so filed.

(b)           Neither the MHC or Home Bancorp nor any of Home Bancorp’s Subsidiaries is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on Home Bancorp, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.16         Brokers and Finders

Except for Sandler O’Neill & Partners, L.P., none of MHC, Home Bancorp, any of Home Bancorp’s Subsidiaries, or the Holding Company, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17         Insurance

The MHC, Home Bancorp and each of Home Bancorp’s Subsidiaries is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

4.18         Properties

All real and personal property owned by the MHC, Home Bancorp or any of Home Bancorp’s Subsidiaries or presently used by them in their business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with its past practices.  The MHC and Home Bancorp have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of its material properties and assets, real and personal, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated balance sheets of Home Bancorp as of September 30, 2007 included in the Home Bancorp Financial Statements.  All real and personal property which is material to Home Bancorp’s business on a consolidated basis and leased or licensed by Home Bancorp or any of its Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

4.19         Labor

No work stoppage involving Home Bancorp or any of its Subsidiaries is pending or, to the best knowledge of Home Bancorp, threatened.  Neither Home Bancorp nor any of its Subsidiaries is involved in or to the best knowledge of Home Bancorp threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Home Bancorp or any of its Subsidiaries which could have a Material Adverse Effect on Home Bancorp.  Employees of Home Bancorp and its Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Home Bancorp’s knowledge, there have been no efforts to unionize or organize any employees of Home Bancorp or any of its Subsidiaries during the past five years.

4.20         Affiliates

Home Bancorp has Previously Disclosed to the Company a schedule of each person that, to the best of its knowledge, is deemed to be a Home Bancorp Affiliate.

4.21         Allowance for Losses on Loans

The allowance for losses on loans reflected on Home Bancorp’s consolidated balance sheets included in the September 30, 2007 Home Bancorp Financial Statements is, or will be in the case of subsequently delivered Home Bancorp Financial Statements, as the case may be, in the opinion of Home Bancorp’s management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans, net of recoveries.  The other real estate owned reflected on the consolidated balance sheets included in the September 30, 2007 Home Bancorp Financial Statements is, or will be in the case of subsequently delivered Home Bancorp Financial Statements, as the case may be, carried at the lower of cost or fair value, less estimated costs to sell, as required by generally accepted accounting principles.

4.22         Disclosures

None of the representations and warranties of Home Bancorp or MHC or any of the written information or documents furnished or to be furnished by Home Bancorp and/or MHC to the Company in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE V
COVENANTS

5.1           Reasonable Best Efforts

Subject to the terms and conditions of this Agreement, each of the Company, Home Bancorp and the MHC (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable consummation of the Conversion and the Merger as promptly as reasonably practicable, it being the intention of the parties that the Conversion be consummated immediately prior to the Effective Time and that the Bank Merger be consummated immediately following the Effective Time in accordance with Section 5.12 hereof, and (ii) shall cooperate fully with each other to that end.

5.2           Shareholder and Member Meetings

(a)           The Company and Home Bancorp agree to take, in accordance with applicable law and the Company’s Articles of Incorporation and Bylaws and Home Bancorp’s Charter and Bylaws, respectively, all action necessary to convene as soon as reasonably practicable an annual or a special meeting of their respective shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and any other matters required to be approved by Home Bancorp’s shareholders for consummation of the transactions contemplated hereby (including adoption of the Plan of Conversion and any adjournment or postponement, the “Home Bancorp Meeting”).  Except with the prior written approval of the Company or Home Bancorp, respectively, no other matters shall be submitted for the approval of the Company or Home Bancorp shareholders at the Company Meeting or the Home Bancorp Meeting, respectively, except, if the Company Meeting or Home Bancorp Meeting is an annual meeting, the election of directors and the ratification of the selection of independent auditors.  The Company Board and Home Bancorp Board shall at all times prior to and during their respective meetings recommend such approval and shall take all reasonable lawful action to solicit such approval by their respective shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company’s shareholders under applicable law; provided, further, that Section 5.7 shall govern the withholding, withdrawing, amending or modifying of such recommendation by the Company Board in the circumstances described therein.  Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the shareholders of Home Bancorp at the Home Bancorp Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Home Bancorp of such obligation.

(b)           The MHC shall take all action necessary to properly call and convene a meeting of its members as soon as practicable to consider and vote upon the Conversion and the transactions contemplated thereby after receipt of all necessary approvals or non-objections of Governmental Entities.  The Board of Directors of the MHC will recommend that the members of the MHC approve the Conversion and the transactions contemplated thereby.

5.3           Regulatory Matters

(a)           The Parties hereto shall promptly cooperate with each other and use their reasonable best efforts to promptly prepare and file by February 1, 2008 or as soon as reasonably possible thereafter the Form S-1, the Prospectus and the Proxy Statements relating to the meetings of shareholders of the Company and Home Bancorp and the members of the MHC to be held pursuant to Section 5.2 of this Agreement (the “Company Proxy Statement”, the “Home Bancorp Proxy Statement” and the “MHC Proxy Statement,” respectively) under the Securities Act and the Exchange Act, as applicable.  Each of the Holding Company, Home Bancorp and the Company shall use its reasonable best efforts to have the Form S-1 declared effective under the Securities Act, the Home Bancorp Proxy Statement approved for mailing in definitive form under the Exchange Act and the MHC Proxy Statement approved or not objected to under the regulations of the OTS as promptly as practicable after such filings and the receipt of approval, of the Application for Conversion by the OTS and thereafter the Company and Home Bancorp shall promptly mail to their respective shareholders the Company Proxy Statement and Prospectus and Home Bancorp Proxy Statement and Prospectus, respectively, and the MHC shall promptly mail, or in the case of the Prospectus make available, to its members the MHC Proxy Statement and the Prospectus.  The Holding Company also shall use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the issuance of Holding Company Common Stock in connection with the Merger and the Conversion.  The Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any of the foregoing actions.  In the event that the Company has issued any securities, through its employee benefits plans or otherwise, in any offering which should have been registered or qualified under Federal or state securities laws which were not so registered or qualified, the Company shall promptly take such action as the parties hereto mutually agree in order to eliminate, reduce or mitigate, to the extent possible, any contingent or other liability which the Company may have as a result of such offering.

(b)           The Parties hereto shall promptly cooperate with each other and use their reasonable best efforts to promptly prepare and file by February 1, 2008 or as soon as reasonably possible thereafter all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Conversion, the Merger and the Bank Merger). Home Bancorp, the MHC and the Company shall have the right to review in advance, and to the extent practicable each will consult with the others on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable.  The Parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein.

(c)           Home Bancorp, the MHC and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors and officers and shareholders of the Company and Home Bancorp and such other matters as may be reasonably necessary or advisable in connection with the Form S-1 or any other statement, filing, notice or application made by or on behalf of Home Bancorp, Home Federal, the MHC, the Holding Company, the Company or the Bank to any Governmental Entity in connection with the Conversion, the Merger, the Bank Merger and the other transactions contemplated hereby.

(d)           Home Bancorp, the MHC and the Company shall promptly furnish each other with copies of written communications received by Home Bancorp, the MHC or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.4           Investigation and Confidentiality

(a)           Each Party shall permit the other Party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other Party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the respective Parties providing such access, not unduly interfere with normal operations.  Each Party and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations.

(b)           All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the Party receiving the information shall either destroy or return to the Party which furnished such information all documents or other materials containing, reflecting or referring to such information, and all copies thereof, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten business days prior notice thereof.

5.5           Press Releases

Home Bancorp and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following prior notification to the other party, from making any disclosure which is required by law or regulation.

5.6           Business of the Parties

(a)           During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the other Party, each Party shall carry on their respective businesses in the ordinary course consistent with past practice.  During such period, each Party also will use, and will cause each of is subsidiaries to use, all reasonable efforts to (x) preserve its business organization intact, (y) keep available to itself and the other Party the present services of its respective employees and (z) preserve for itself and the other Party the goodwill of its respective customers and others with whom business relationships exist.  Without limiting the generality of the foregoing, except as Previously Disclosed or with the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, between the date hereof and the Effective Time, the Parties shall not, and shall cause each of their respective Subsidiaries not to:

(i)            declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock except Home Bancorp may pay regular quarterly cash dividends on the Home Bancorp Common Stock at a rate per share of Home Bancorp Common Stock not in excess of $0.06 per share; provided, however, that nothing contained herein shall be deemed to affect the ability of a Company Subsidiary or a Home Bancorp Subsidiary to pay dividends on its capital stock to the Company or Home Bancorp, respectively;

(ii)           issue any shares of its capital stock, other than upon the exercise of the Company Options referred to in Section 3.1 hereof, the exercise of any options outstanding as of the date hereof under the Home Bancorp 2005 Stock Option Plan or the vesting of share awards outstanding as of the date hereof pursuant to the Home Bancorp 2005 Recognition and Retention Plan and Trust Agreement or issue, grant, modify or authorize any Rights; purchase any shares of Company Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

(iii)          amend its Articles of Incorporation, Charter, Bylaws or similar organizational documents other than as contemplated by the terms of this Agreement; impose, or suffer the imposition, on any share of stock or other ownership interest held by a Party in a Party Subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

(iv)          increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (i) as may be required pursuant to Previously Disclosed commitments existing on the date hereof, (ii) as may be required by law and (iii) merit increases in accordance with past practices, normal cost-of-living increases and normal increases related to promotions or increased job responsibilities;

(v)           except as Previously Disclosed, enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any of the Company’s or Home Bancorp’s Pension Plans or the Company’s or Home Bancorp’s respective KSOP or ESOP (other than as required by law or regulation or in a manner and amount consistent with past practices) and except as specifically provided herein;

(vi)          enter into (w) any transaction, agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by the Party or a Party Subsidiary or guarantee by a Party or any Party Subsidiary of any such obligation, except in the case of the Bank or Home Federal for deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment, provided that the Company, the Bank, Home Bancorp and Home Federal may employ an employee or consultant in the ordinary course of business if the employment of such employee or consultant is terminable by the Company, the Bank, Home Bancorp or Home Federal, as the case may be, at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

(vii)         change its method of accounting in effect for the Company’s fiscal year ended December 31, 2006, or Home Bancorp’s fiscal year ended June 30, 2007, except as required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

(viii)         except as Previously Disclosed, make any capital expenditures in excess of $75,000 individually or $150,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair; or enter into any new lease of real property or any new lease of personal property providing for annual payments exceeding $50,000;

(ix)           except as Previously Disclosed, file any applications or make any contract with respect to branching or site location or relocation;

(x)            acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity, except for investments in marketable equity securities in the ordinary course of business and not exceeding 5% of the outstanding shares of any class;

(xi)           enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

(xii)          change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

(xiii)         take any action that would prevent or impede the Merger or the Conversion from qualifying as a reorganization within the meaning of Section 368 of the Code;

(xiv)         enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xv)          take any action that would result in any of the representations and warranties contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof not to be satisfied;

(xvi)         materially increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner and pursuant to policies consistent with past practices, or

(xvii)        agree to do any of the foregoing.

(b)           Each of the Company and Home Bancorp shall promptly notify the other Party in writing of the occurrence of any matter or event known to and directly involving it or any of its Subsidiaries, other than any changes in conditions that affect the banking or savings institution industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on it.

5.7           Certain Actions

(a)           The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal.  The Company further agrees that neither the Company nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Board of Directors of the Company, from complying with its disclosure obligations under federal or state law, and, if and only if the Company Meeting shall not have occurred, from (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of the Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are substantially identical to those of the confidentiality agreement entered into by the Company and Home Bancorp dated May 31, 2007; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (C) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, in each such case referred to in clause (A), (B) or (C) above, (i) the Company Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their fiduciary duties under applicable law and (ii) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger.  An Acquisition Proposal which is received and considered by the Company in compliance with this Section 5.7 and which meets the requirements set forth in clause (C) of the preceding sentence is herein referred to as a “Superior Proposal.”  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals.  The Company agrees that it will notify Home Bancorp immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company or any of its representatives.

(b)           In the event that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it has received a Superior Proposal, it shall notify Home Bancorp in writing of its intent to terminate this Agreement and concurrently with or after such termination cause the Company to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. Home Bancorp shall have five business days to evaluate and respond to the Company’s notice. If Home Bancorp notifies the Company in writing prior to the expiration of the five business day period provided above that it shall increase the Merger Consideration to an amount at least equal to that of such Superior Proposal (the “Home Bancorp Proposal”), then the Company shall not be permitted to enter into an acquisition agreement with respect to, or permit its Board to recommend acceptance to its shareholders of, such Superior Proposal. Such notice by Home Bancorp shall specify the new Merger Consideration.  The Company shall have five business days to evaluate the Home Bancorp Proposal.

(c)           In the event the Superior Proposal involves consideration to the Company’s shareholders consisting of securities, in whole or in part, a Home Bancorp Proposal shall be deemed to be at least equal to the Superior Proposal, if the Home Bancorp Proposal offers Merger Consideration that equals or exceeds the consideration being offered to the Company’s shareholders in the Superior Proposal valuing any securities forming a part of the Superior Proposal at its cash equivalent based upon (a) the average trading price of such securities for the 20 trading days immediately preceding the date of the Home Bancorp Proposal or (b) the written valuation of such securities by a nationally recognized investment banking firm selected if such securities are not traded on a nationally recognized exchange or will be newly issued securities that are not of a class then trading on a nationally recognized exchange. Any written valuation shall be attached as an exhibit to the Home Bancorp Proposal.

(d)           In the event that the Board of the Company determines in good faith, upon the advice of its financial advisor and outside counsel, that the Home Bancorp Proposal is not at least equal to the Superior Proposal, the Company can terminate this Agreement in order to execute an acquisition agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to the Company’s shareholders of, the Superior Proposal as provided in Section 7.1(h).

5.8           Current Information

During the period from the date of this Agreement to the Effective Time, each of Home Bancorp and the Company shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby.  As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement, Home Bancorp will deliver to the Company its quarterly report on Form 10-QSB under the Exchange Act.  As soon as reasonably available, but in no event more than 45 days after December 31, 2007, the Company will deliver to Home Bancorp audited statements of consolidated balance sheets (including related notes and schedules, if any) of the Company as of December 31, 2007 and 2006 and statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of the Company for each of the years in the three-year period ended December 31, 2007.  The Company also will deliver to Home Bancorp each Call Report filed by the Bank with the FDIC and any financial information filed by the Company with the FRB, including but not limited to FR Y-6 and FR Y-9SP, subsequent to the date of this Agreement, concurrently with the filing of such Call Report or information with the FRB, as applicable.  Within 25 days after the end of each month, Home Bancorp will deliver to the Company an unaudited consolidated balance sheet and an unaudited consolidated statement of income, without related notes, for such month prepared in accordance with generally accepted accounting principles.  Within 25 days after the end of each month, the Bank shall deliver to Home Bancorp an unaudited balance sheet and an unaudited statement of income, without related notes, for such month prepared in accordance with generally accepted accounting principles.  Within 25 days after the end of each quarter, the Company will deliver to Home Bancorp an unaudited consolidated balance sheet and an unaudited consolidated statement of income, without related notes, for such quarter prepared in accordance with generally accepted accounting principles.

5.9           Indemnification; Insurance

(a)           From and after the Effective Time, the Holding Company (the “Indemnifying Party”) shall provide indemnification to any present or former director, officer or employee of the Company and each Company Subsidiary, in each case determined as of the Effective Time (the “Indemnified Parties”), with respect to any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether, civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, if first asserted or claimed prior to the date hereof and Previously Disclosed, if first asserted or claimed between the date hereof and the Effective Time and disclosed pursuant to Section 5.16 hereof or if first asserted or claimed after the Effective Time, to the fullest extent, if any, that such Indemnified Party would have been entitled to indemnification by the Company or any Company Subsidiary under the Articles of Incorporation or Bylaws of the Company or any Company Subsidiary as Previously Disclosed, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim, and provided, further, that nothing contained herein shall extend or be deemed a waiver of any applicable statute of limitations in respect of any claim or claim for indemnification.  Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation or Bylaws of the Company or any Company Subsidiary, arising out of matters existing or occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect.

(b)           Any Indemnified Party wishing to claim indemnification under Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) in accordance with the obligations set forth in Section 5.9(a) hereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(c)           The Holding Company shall maintain the Company’s existing directors’ and officers’ liability insurance policy (or purchase an insurance policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by the Company and the Company Subsidiaries for a period of six years following the Effective Time, provided, however, that in no event shall the Holding Company be required to expend on an annual basis more than 150% of the amount paid by the Company and the Company Subsidiaries as of the date hereof for such insurance coverage (the “Insurance Amount”) to maintain or procure such insurance coverage, and further provided that if the Holding Company is unable to maintain or obtain the insurance called for hereby, the Holding Company shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.  At the request of the Holding Company, the Company shall use reasonable efforts to procure the insurance coverage referred to in the preceding sentence prior to the Effective Time.

(d)           In the event that the Holding Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby and the heirs and estates thereof.

5.10         Directors and Executive Officers

(a)           On or prior to the Effective Time, the Holding Company shall take all action necessary to increase the size of its Board of Directors to sixteen (16) members, effective as of the Effective Time, consisting of the current nine (9) members of the Board of Directors of Home Bancorp and the seven (7) members of the Company’s Board of Directors (the “Company Designees”).  In addition, Home Federal, on or prior to the effective time of the Bank Merger, shall take all action necessary to increase the size of its Board of Directors to fourteen (14) members, effective as of the effective time of the Bank Merger, consisting of the current nine (9) members of the Board of Directors of Home Federal and the five (5) members of the Bank’s Board of Directors (the “Bank Designees”).  Each of the Holding Company and Home Federal shall take all action to appoint or elect, effective as of the Effective Time or the effective time of the Bank Merger, as applicable, such persons in the classes as set forth below.

Directors of the Holding Company

Class I	Class II	Class III
(Term expiring in 2008)	(Term expiring in 2009)	(Term expiring in 2010)

David A. Herndon III	Henry M. Hearne	Walter T. Colquitt III
Woodus K. Humphrey	Clyde D. Patterson	Daniel R. Herndon
David L. Winkler	Amos L. Wedgeworth, Jr.	Scott D. Lawrence
John H. Meldrum Jr.	Winston E. Rice	Ron C. Boudreaux
Wayne L. Simpson	Armand L. Roos	Phillip L. Israel
Mark M. Harrison

Directors of the Home Federal

Class I	Class II	Class III
(Term expiring in 2008)	(Term expiring in 2009)	(Term expiring in 2010)

David A. Herndon III	Henry M. Hearne	Walter T. Colquitt III
Woodus K. Humphrey	Clyde D. Patterson	Daniel R. Herndon
David L. Winkler	Amos L. Wedgeworth, Jr.	Scott D. Lawrence
John H. Meldrum, Jr	Phillip L. Israel	Ron C. Boudreaux
	Armand L. Roos	Mark M. Harrison

(b)           At the end of the initial term for each of the directors of the Holding Company and Home Federal, each of the directors shall be re-nominated for an additional three-year term, subject to the fiduciary duties of the Board of Directors of the Holding Company.  As of the Effective Time, the Executive Committee of each of the Holding Company and Home Federal shall be comprised of Daniel R. Herndon, Henry M. Hearne, Ron C. Boudreaux and David L. Winkler.  The Executive Committees of the Holding Company and Home Federal may each make recommendations with respect to the composition of the other committees of the respective Boards of Directors of the Holding Company and Home Federal, as applicable.

(c)           On or prior to the Effective Time, each of Home Federal and the Holding Company agrees to take all action necessary to elect Daniel R. Herndon as Chairman of the Boards of Directors of Home Federal and the Holding Company and Chief Executive Officer of the Holding Company, Ron C. Boudreaux as the President and Chief Operating Officer of the Holding Company, President and Chief Executive Officer of Home Federal and Chairman of the Executive Committee of Home Federal and David L. Winkler as Vice Chairman of the Boards of Directors of Home Federal and the Holding Company.

5.11         Employees and Employee Benefit Plans

(a)           All employees of the Company, the Bank or any other Company Subsidiary as of the Effective Time (collectively, “Company Employees”) shall become employees of the Holding Company or a Holding Company Subsidiary as of the Effective Time, provided that, other than as provided by Section 5.11(f) hereof, the Holding Company or a Holding Company Subsidiary shall have no obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of the Holding Company or a Holding Company Subsidiary a right to continuing employment with the Holding Company or a Holding Company Subsidiary after the Effective Time.  To the extent that the Holding Company or a Holding Company Subsidiary terminates the employment of any Company, Bank, Home Bancorp or Home Federal Employee (other than those employees, if any, who receive payments pursuant to Section 5.11(d) hereof), other than for cause, within six months following the Effective Time, the Holding Company shall, or shall cause a Holding Company Subsidiary to, provide severance benefits in a cash amount as mutually agreed to by Home Bancorp and the Company, provided, however that in no event shall the Holding Company or a Holding Company Subsidiary have any obligation to provide severance benefits to any Company Employee whose termination of employment occurs due to resignation or discharge for cause or who is entitled to severance benefits or the equivalent thereof under the terms of an individual contract with the Company or the Bank.

(b)           Each Company Employee who remains employed by the Holding Company or a Holding Company Subsidiary following the Effective Time (each, a “Continuing Employee”) shall be entitled to participate in (i) such of the employee benefit plans, deferred compensation arrangements, bonus or incentive plans and other compensation and benefit plans that the Holding Company or a Holding Company Subsidiary may continue for the benefit of Continuing Employees following the Effective Time and (ii) whatever employee benefit plans and other compensation and benefit plans (other than any stock option or restricted stock grant plan implemented by the Holding Company or assumed thereby from Home Bancorp) that the Holding Company or a Holding Company Subsidiary may maintain for the benefit of its similarly situated employees on an equitably equivalent basis, if such Continuing Employee is not otherwise then participating in a similar plan described in Section 5.11(c) hereof.  The parties hereto acknowledge that Continuing Employees shall be eligible to participate in the stock option plan and the recognition and retention restricted stock plan anticipated to be implemented by the Holding Company within one year subsequent to the Effective Time (subject to receipt of necessary corporate, regulatory and shareholder approval) based upon the same criteria as other employees of Home Federal or the Holding Company and the level of grants shall give due regard to, among other factors, relative levels of title, duties, salary and other compensation and benefits.

(c)           (i)            At the Effective Time, the Holding Company or a Holding Company Subsidiary shall become the plan sponsor of each Company Employee Plan.  The Company agrees to take or cause to be taken such actions as the Holding Company or a Holding Company Subsidiary may reasonably request to give effect to such assumption.  The Holding Company or a Holding Company Subsidiary shall have the right and power at any time following the Effective Time to amend or terminate or cease benefit accruals under any Company Employee Plan or cause it to be merged with or its assets and liabilities to be transferred to a similar plan maintained by it.

(ii)           For purposes of its employee benefit plans, the Holding Company and each Holding Company Subsidiary shall treat Continuing Employees as new employees, but shall amend its plans to provide credit for all purposes (other than benefit accrual) for each Continuing Employee’s service with the Company, the Bank and any other Subsidiary of the Company to the extent that such service was recognized for similar purposes under the Company Employee Plans immediately prior to the Effective Time.  Continuing Employees and their covered dependents will not be deprived of any partial or complete coverage under any employee benefit plan of the Holding Company or a Holding Company Subsidiary (which provides the type of benefits similar to benefits under any Company Employee Plan) because of any waiting period or pre-existing condition or previous medical treatments, except to the extent that such pre-existing condition or previous medical treatments were excluded from coverage under a Company Employee Plan, in which case this Section 5.11(c)(ii) shall not require coverage for such pre-existing condition or previous medical treatments to the same extent such coverage was excluded under a Company Employee Plan.  To the extent that the initial period of coverage for Continuing Employees under any employee benefit plan of the Holding Company or a Holding Company Subsidiary that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA overlaps with the 12 months coverage period of an applicable Company Employee Plan, Continuing Employees shall be given credit during the initial period of coverage for any deductibles and coinsurance payments made by Continuing Employees under any Company Employee Plan during any partial period.  The Holding Company and each Holding Company Subsidiary shall use their best efforts (including making any amendments) to require that any lifetime limitation on benefits under any welfare benefit plan of the Holding Company or a Holding Company Subsidiary shall be applied without regard to benefits received under the Company’s welfare benefit plans on account of claims arising prior to the Effective Time.

(d)           At and following the Effective Time, Home Federal shall honor, and the Holding Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries existing as of the Effective Time, as well as all employment, severance, deferred compensation or “change-in-control” agreements, plans or policies of the Company which are Previously Disclosed, other than any contractual rights which are superseded by the terms of the new employment agreements being entered into as of the Effective Time pursuant to Section 5.11(f) hereof.

(e)           The Company shall (1) take any actions necessary to cause the KSOP to be terminated immediately prior to the Effective Time, subject to the consummation of the Merger, and for the balances in all Participants’ Aggregate Accounts (as defined in the KSOP) to become fully vested and nonforfeitable as of the date of termination; (2) cause the account balances of all KSOP participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as practicable following the later of (a) the Effective Time or (b) the date of a receipt of a favorable determination letter from the IRS regarding the qualified status of the KSOP upon its termination; and (3) adopt amendment(s) to the KSOP, in form and substance reasonably satisfactory to Home Bancorp, as may be requested by the IRS in connection with the request for a determination letter.  As soon as practicable after the date hereof, the Company shall file a request for a determination letter from the IRS regarding the continued qualified status of the KSOP upon its termination.  Prior to the Effective Time, Company and, following the Effective Time, the Holding Company shall use their respective best efforts to obtain such favorable determination letter (including, but not limited to, making such changes to the KSOP as may be requested by the IRS as a condition to its issuance of a favorable determination letter).  In addition, not later than the Effective Time, the Holding Company or Home Federal, as applicable, shall make any amendments necessary to its 401(k) plan or ESOP, as applicable to allow a direct rollover to such plans of amounts distributed under the KSOP excluding a direct rollover of any participant’s account subject to one or more loans that are outstanding under the KSOP unless such loans are satisfied in full prior to such direct rollover.

(f)           (i) As of the Effective Time, Home Federal and the Holding Company shall enter into employment agreements with Messrs. Daniel R. Herndon and Ron C. Boudreaux in the forms attached hereto as Appendix F, Appendix G, Appendix H and Appendix I, respectively, or in such form as such employment agreements are revised in connection with the review by Governmental Entities of the transactions contemplated by this Agreement, (ii) immediately prior to or as of the Effective Time, the Amended and Restated Executive Employment Agreement dated June 13, 2006 by and among the Company, the Bank and Ron C. Boudreaux will be terminated in accordance with the terms of the First Amendment thereto dated December 11, 2007 and (iii) Amendment Number Two  to the Supplemental Executive Retirement Plan of the Bank will have been adopted and remain in full force and effect.

(g)           With respect to each Company Employee Benefit Plan subject to Section 409A of the Code, the Company agrees to amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits vested as of December 31, 2004) prior to the Effective Time.  Such amendments shall be provided to Home Bancorp and its counsel a reasonable time prior to their proposed adoption by the Company or the Bank and shall be subject to the prior consent of Home Bancorp, which shall not be unreasonably withheld.

5.12         Bank Merger

Home Bancorp, Home Federal, the Holding Company and the Company shall take, and the Company shall cause the Bank to take, all necessary and appropriate actions, including causing the Bank and Home Federal to enter into a merger agreement (the “Bank Merger Agreement”), to cause the Bank to merge with and into Home Federal (the “Bank Merger”) immediately after the Effective Time in accordance with the requirements of all applicable laws of the OTS and regulations promulgated thereunder.  Home Federal shall be the surviving corporation in the Bank Merger (the “Surviving Bank”), and shall continue its corporate existence under the laws of the OTS as a wholly-owned subsidiary of the Holding Company.  The directors and executive officers of the Surviving Bank upon consummation of the Bank Merger shall be the directors and executive officers of Home Federal immediately prior to the consummation of the Bank Merger, except as provided in Section 5.10 of this Agreement.  Upon consummation of the Bank Merger, the separate corporate existence of the Bank shall cease and the name of the Surviving Bank shall be “First Louisiana Bank.”

5.13         Organization of the Holding Company

Prior to the Effective Time, Home Bancorp shall cause the Holding Company to be organized under the BCL.  Following the organization of the Holding Company and prior to the Effective Time, the Board of Directors shall approve this Agreement and the transactions contemplated hereby, and Home Bancorp shall cause the Holding Company to execute and deliver an appropriate instrument of accession to this Agreement in the form attached hereto as Appendix J (“Accession Agreement”), whereupon the Holding Company shall become a party to, and be bound by, this Agreement.

5.14          Shareholder Agreements

Shareholder Agreements, in the form attached as Appendix A and Appendix B hereto, shall have been executed and delivered by each director of the Company and Home Bancorp, respectively, in connection with the execution and delivery of this Agreement. In addition, the Shareholder Agreement in the form attached hereto as Appendix C shall have been executed by the MHC in connection with the execution and delivery of this Agreement.  Furthermore, the Company shall use its reasonable best efforts to cause each such person who is a Company Affiliate to execute and deliver to the Holding Company within 30 days of the date hereof an agreement in the form of Appendix K hereto.

5.15         Integration of Policies; Certain Modifications

During the period from the date of this Agreement to the Effective Time, the Company and the Bank shall, and shall cause their directors, officers and employees to, cooperate and assist Home Bancorp and Home Federal in the formulation of a plan of integration for the Holding Company and Home Federal and the Company and the Bank with respect to their combined operations subsequent to the Effective Time.  At or before the Effective Time, upon the request of Home Bancorp, the Company shall, consistent with GAAP, modify and change its employee benefits, loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of Home Bancorp; provided, however, that the Company shall not be required to take such action (x) more than five Business Days prior to the Effective Time, and (y) unless Home Bancorp agrees in writing that all conditions to Closing set forth in Article VI have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further that no party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any such actions which may be undertaken on account of this Section 5.15.

5.16         Disclosure Supplements

From time to time prior to the Effective Time, each Party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other Party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other Party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the Parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.17         Failure to Fulfill Conditions

In the event that either of the Parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other Party.  Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger, the Conversion or any of the other transactions contemplated hereby by any Governmental Entity or third party or which would otherwise prevent or materially delay consummation of such transactions.

5.18         Statutory Trust

Prior to the Effective Time, the Company, with the assistance of the Holding Company, shall use its best efforts to obtain a supplemental indenture with the trustees of the outstanding floating rate junior subordinated deferrable interest debentures to evidence the succession of the Holding Company as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to the Holding Company, and the Holding Company agrees to assume the covenants, agreements and obligations of the Company under such indenture.

ARTICLE VI
CONDITIONS PRECEDENT

6.1           Conditions Precedent – Home Bancorp, the MHC and the Company

The respective obligations of Home Bancorp, the MHC and the Company to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

(a)           All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the Conversion, the Merger, the Bank Merger and the other transactions contemplated hereby shall have been duly and validly taken by Home Bancorp, the MHC, the Holding Company, and the Company, including without limitation approval of this Agreement by the requisite respective votes of the shareholders of the Company and Home Bancorp and the approval of the Plan of Conversion by the requisite votes of the shareholders of Home Bancorp and the members of the MHC.

(b)           All approvals and consents from any Governmental Entity the approval or consent of which is required for the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been received and all statutory waiting periods in respect thereof shall have expired; and Home Bancorp, Home Federal, the MHC, the Holding Company, the Company and the Bank shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the consummation of the Merger and the other transactions contemplated hereby and the failure of which to obtain would have the effects set forth in the following proviso clause; provided, however, that no approval or consent referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Home Bancorp that had such condition or requirement been known, Home Bancorp, in its reasonable judgment, would not have entered into this Agreement.

(c)           None of Home Bancorp, Home Federal, the MHC, the Holding Company, the Company or the Bank shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger or the other transactions contemplated hereby.

(d)           The Form S-1 shall have become effective under the Securities Act, and Home Bancorp shall have received all state securities laws or “blue sky” permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Holding Company Common Stock in connection with the Merger and the Conversion, and neither the Form S-1 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

(e)           The shares of Holding Company Common Stock to be issued in connection with the Merger and the Conversion shall have been approved for listing on The Nasdaq Stock Market.

(f)           The Conversion shall have been consummated.

6.2           Conditions Precedent – The Company

The obligations of the Company to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Company pursuant to Section 7.4 hereof.

(a)           The representations and warranties of Home Bancorp and the MHC set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.  Notwithstanding the preceding sentence, except for the representations and warranties contained in Section 4.13, any inaccuracies in the representations and warranties of Home Bancorp and the MHC shall not prevent the satisfaction of the condition contained in this Section 6.2(a) unless the cumulative effect of all such inaccuracies, taken in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Home Bancorp.  In applying the preceding sentence, the determination of whether a representation and warranty of Home Bancorp and the MHC is inaccurate shall be made without regard to any language in Article IV which would otherwise qualify such representation and warranty individually by reference to materiality or a Material Adverse Effect.

(b)           Home Bancorp and the MHC shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

(c)           Home Bancorp and the MHC shall have delivered to the Company a certificate, dated the date of the Closing and signed by their respective President and Chief Executive Officer and by their respective principal financial officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)           No proceeding initiated by any Governmental Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be pending.

(e)           Home Bancorp shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to Home Bancorp as the Company may reasonably request.

(f)           The Company shall have received the written opinion of Hunton & Williams LLP, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as constituting a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Home Bancorp, the Company and others, reasonably satisfactory in form and substance to such counsel.

6.3           Conditions Precedent – Home Bancorp and the MHC

The obligations of Home Bancorp and the MHC to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Home Bancorp and the MHC pursuant to Section 7.4 hereof.

(a)           The representations and warranties of the Company set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.  Notwithstanding the preceding sentence, except for the representations and warranties contained in the second and fourth sentences of Section 3.1 and Section 3.13, any inaccuracies in the representations and warranties of the Company shall not prevent the satisfaction of the condition contained in this Section 6.3(a) unless the cumulative effect of all such inaccuracies, taken in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Company.  In applying the preceding sentence, the determination of whether a representation and warranty of the Company is inaccurate shall be made without regard to any language in Article III which would otherwise qualify such representation and warranty individually by reference to materiality or a Material Adverse Effect.

(b)           The Company shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

(c)           The Company shall have delivered to Home Bancorp and the MHC a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its principal financial officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)           No proceeding initiated by any Governmental Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be pending.

(e)           The Company shall have furnished Home Bancorp and the MHC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to the Company as Home Bancorp may reasonably request.

(f)           Home Bancorp and the MHC shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as constituting a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Home Bancorp, the Company and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

7.1           Termination

This Agreement may be terminated:

(a)           at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

(b)           at any time on or prior to the Effective Time, by Home Bancorp in writing if the Company has, or by the Company in writing if Home Bancorp has, in any material respect, breached (provided that the terminating Party is not then in material breach of any representation or warranty or material covenant or agreement) (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, and in either case, such breach (x) is not cured within 30 days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching Party not to consummate the transactions contemplated hereby under Article VI hereof.

(c)           at any time, by either Home Bancorp or the Company in writing, (i) if any application for prior approval of a Governmental Entity which is necessary to consummate the Merger, the Conversion or the other transactions contemplated hereby is denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 25-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger, the Conversion or the other transactions contemplated by this Agreement;

(d)           at any time, by either Home Bancorp or the Company in writing, if (i) the shareholders of the Company do not approve this Agreement by the requisite vote at a meeting duly called for such purpose (or at any adjournment or postponement thereof), (ii) the shareholders of Home Bancorp do not approve this Agreement by the requisite vote at a meeting duly called for such purpose (or at any adjournment thereof) or (iii) (a) the members of the MHC do not approve the Plan of Conversion at a meeting duly called for such purpose (or at any adjournment thereof or (b) the shareholders of Home Bancorp do not approve the Plan of Conversion by the requisite vote at a meeting duly called for such purpose (or at any adjournment thereof), unless in either case the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time; and

(e)           by either Home Bancorp or the Company in writing if the Effective Time has not occurred by the close of business on July 31, 2008, provided that this right to terminate shall not be available to any Party whose failure to perform an obligation in breach of such Party’s obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date.

(f)           At any time prior to the Company Meeting, by Home Bancorp if (i) the Company shall have breached Section 5.7, (ii) the Company Board shall have failed to make its recommendation referred to in Section 5.2(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Home Bancorp or (iii) the Company shall have materially breached its obligations under Section 5.2(a) by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.2(a).

(g)           By Home Bancorp if a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Home Bancorp or a Subsidiary thereof), and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h)           At any time prior to the Company Meeting, by the Company in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by the Company and the Company Board in compliance with Section 5.7 hereof, provided, however, that this Agreement may be terminated by the Company pursuant to this Section 7.1(h) only after the fifth Business Day following Home Bancorp’s receipt of written notice from the Company in accordance with Section 5.7(b) advising Home Bancorp that the Company is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such five-Business Day period, Home Bancorp does not, in its sole discretion, make an offer to the Company that the Company Board determines in good faith, after consultation with its financial and legal advisors, is at least equal to the Superior Proposal.

(i)           At any time prior to the Home Bancorp Meeting, by the Company if (i) the Home Bancorp Board shall have failed to make its recommendation referred to in Section 5.2(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of the Company or (ii) Home Bancorp shall have materially breached its obligations under Section 5.2(a) by failing to call, give notice of, convene and hold the Home Bancorp Meeting in accordance with Section 5.2(a)

For purposes of this Section 7.1, termination by Home Bancorp also shall be deemed to be a termination on behalf of the Holding Company and the MHC.

7.2           Effect of Termination

In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 5.4(b) and expenses and the termination fees set forth in Section 8.1, and this Section 7.2, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d), (e), (f), (g), (h), (i) shall not relieve the breaching Party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3           Survival of Representations, Warranties and Covenants

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 5.9, 5.10, 5.11 and 5.12 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Home Bancorp, the MHC or the Company (or any director, officer or controlling person of either thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Home Bancorp or the Company.

7.4           Waiver

Each Party hereto by written instrument signed by an executive officer of such party, may at any time extend the time for the performance of any of the obligations or other acts of the other Parties hereto and may waive (i) any inaccuracies of the other Parties in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other parties of any of their obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed after shareholders of the Company have approved this Agreement shall not modify either the amount or form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

7.5           Amendment or Supplement

This Agreement may be amended or supplemented at any time by mutual agreement of the Parties hereto, subject to the proviso to Section 7.4 hereof.  Any such amendment or supplement must be in writing and authorized by or under the direction of their respective Boards of Directors.

ARTICLE VIII
MISCELLANEOUS

8.1           Expenses; Termination Fees

(a)           Each Party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, provided that notwithstanding anything to the contrary contained in this Agreement, neither Home Bancorp or the MHC nor the Company shall be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b)           In recognition of the efforts, expenses and other opportunities foregone by Home Bancorp and the MHC while structuring and pursuing the Merger, the Parties hereto agree that the Company shall pay to Home Bancorp a termination fee of $700,000 (the “Termination Fee”) in the manner set forth below if:

(i)             this Agreement is terminated by Home Bancorp pursuant to Section 7.1(f) or (g);

(ii)            this Agreement is terminated by (A) Home Bancorp pursuant to Section 7.1(b), (B) by either Home Bancorp or the Company pursuant to Section 7.1(e), or (C) by either Home Bancorp or the Company pursuant to Section 7.1(d)(i) (other than by reason of any breach by Home Bancorp or the Company, respectively), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of the Company or the Board of Directors of the Company (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of the Company contemplated by this Agreement at the Company Meeting, in the case of clause (C), or the date of termination of this Agreement, in the case of clause (A) or (B); or

(iii)           this Agreement is terminated by the Company pursuant to Section 7.1(h).

In the event the Termination Fee shall become payable pursuant to Section 8.1(b)(i) or (ii), (x) the Company shall pay to Home Bancorp an amount equal to $250,000 on the first Business Day following termination of this Agreement, and (y) if within 24 months after such termination, the Company or a Company Subsidiary enters into any agreement with respect to, or consummates, any Acquisition Proposal, the Company shall pay to Home Bancorp the Termination Fee (net of any payment made pursuant to clause (x) above) on the date of execution of such agreement or consummation of the Acquisition Proposal.  In the event the Termination Fee shall become payable pursuant to Section 8.1(b)(iii), the Company shall pay to Home Bancorp the entire Termination Fee on the first Business Day following the date of termination of this Agreement.  Any amount that becomes payable pursuant to this Section 8.1(b) shall be paid by wire transfer of immediately available funds to an account designated by Home Bancorp.

(c)           The Company, Home Bancorp and the MHC agree that the agreement contained in paragraph (b) of this Section 8.1 is an integral part of the transactions contemplated by this Agreement, that without such agreement Home Bancorp and the MHC would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by either the Company or Home Bancorp.  If the Company fails to pay Home Bancorp hereto the amounts due thereto under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Home Bancorp in connection with any action in which Home Bancorp prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

8.2           Entire Agreement

This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors.  Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 5.9, 5.10 and 5.11 hereof.

8.3           No Assignment

None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person.

8.4           Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

If to Home Bancorp and the MHC:

Home Federal Bancorp, Inc. of Louisiana
624 Market Street
Shreveport, Louisiana 71101
Attn:	Daniel R. Herndon
President and Chief Executive Officer
Fax:	(318) 674-2622

With a required copy to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, DC 20005
Attn:	Raymond A. Tiernan, Esq.
Fax:	(202) 347-2172

If to the Company:

First Louisiana Bancshares, Inc.
1350 East 70th Street
Shreveport, Louisiana 71105
Attn:	Ron C. Boudreaux
President and Chief Executive Officer
Fax:	(318) 629-1440

With a required copy to:

Attn:	Zonnie Breckinridge, Esq.
Hunton & Williams LLP
401 Congress Avenue, Suite 2500
Austin, Texas 78701
Fax:	(512) 542-5049

8.5           Alternative Structure

Notwithstanding any provision of this Agreement to the contrary, Home Bancorp and the MHC may, with the written consent of the Company, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of the Company set forth herein, provided that (i) such modification will not adversely affect the tax treatment of the Company’s shareholders as a result of receiving shares of Holding Company Common Stock, (ii) the consideration to be paid to the holders of the Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any other condition to the obligations of Home Bancorp and the MHC set forth in Sections 6.1 and 6.3 hereof.

8.6           Interpretation

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.7           Counterparts

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such jurisdiction.  Any dispute arising hereunder shall be brought before a court located in the State of Louisiana.  Each of the Parties hereto waives all rights to a trial by jury in any action, proceeding or counteraction related to or arising out of this Agreement and the transactions contemplated hereby.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

Attest:
/s/ DeNell W. Mitchell	By:	/s/Daniel R. Herndon
Name: DeNell W. Mitchell	Name:	Daniel R. Herndon
Title: Corporate Secretary	Title:	President and Chief Executive Officer

HOME FEDERAL MUTUAL HOLDING COMPANY OF LOUISIANA

Attest:
/s/ DeNell W. Mitchell	By:	/s/ Daniel R. Herndon
Name: DeNell W. Mitchell	Name:	Daniel R. Herndon
Title: Corporate Secretary	Title:	President and Chief ExecutiveOfficer

FIRST LOUISIANA BANCSHARES, INC.

Attest:
/s/ Rhonda R. Hensley	By:	/s/ Ron C. Boudreaux
Name: Rhonda R. Hensley	Name:	Ron C. Boudreaux
Title: Corporate Secretary	Title:	President and Chief ExecutiveOfficer